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                                     AMENDMENT TO
                                THE AAR CORP. BY-LAWS


WHEREAS, AAR CORP. (the "Company") has adopted a form of by-laws (the "By-Laws") and reserves the right to amend the By-Laws; and

WHEREAS, the Company has amended the By-Laws from time to time in the past, and now desires to amend the By-Laws further to properly reflect the powers and duties of the CEO position;

NOW, THEREFORE, the By-laws are hereby amended effective January 13, 1997 in the following respect:

     Article IV, Section 3, of the By-Laws be amended to read as follows:

               "SECTION 3. POWERS AND DUTIES. The Chairman of the Board shall preside at all meetings of the Board of Directors, shall have such powers and perform such duties as are assigned to him by these by-laws, and shall have such other powers and perform such other duties as generally pertains to his office. In the absence or disability of the Chairman of the Board, the Vice Chairman of the Board, if one has been appointed, shall assume the duties, powers and position of the said Chairman. The President shall be the Chief Executive Officer of the corporation and, in the absence or disability of the Chairman of the Board and the Vice Chairman of the Board, if the latter has been appointed, the President shall assume the duties, powers and position of the said Chairman. The remaining officers of the corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board of Directors. The Vice President or Vice Presidents, the Assistant Secretary or Assistant Secretaries and the Assistant Treasurer or Assistant Treasurers shall, in the order of their respective seniorities, in the absence or disability of the President, Secretary or Treasurer, respectively, perform the duties of such officer and shall generally assist the President, Secretary or Treasurer, respectively; provided, however, and notwithstanding anything hereinabove to the contrary, that if the Board of Directors designates a Vice President as an Executive Vice President, he shall perform the

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          duties of the President in his absence or disability, regardless of the order of seniority of said Executive Vice President to the other Vice Presidents."

This Amendment has been executed by the Company by its duly authorized officer effective as of January 13, 1997 and attested by its Secretary.

                                        AAR CORP.


                                        By /s/ Ira A. Eicher
                                          ------------------------------------
                                               Ira A. Eichner,
                                               Chairman of the Board
ATTEST:


/s/ Howard A. Pulsifer
-----------------------------------
Howard A. Pulsifer, Secretary